EXHIBIT (d)(2)(b)

PACIFIC FUNDS

FEE SCHEDULE

A I M CAPITAL MANAGEMENT, INC.

(Effective May 1, 2003)

Fund: PF AIM Blue Chip Fund

The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF AIM Blue Chip Fund according to the following calculation:

(a)	0.50% on the first $250 million of the Combined Assets as defined below,
0.45% on the next $250 million of the Combined Assets, plus
0.40% on Combined Assets above $500 million; multiplied by

(b)	the ratio of the PF AIM Blue Chip Fund’s average daily net assets over the Combined Assets.

For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the Blue Chip Portfolio of Pacific Select Fund and the average daily net assets of the PF AIM Blue Chip Fund of Pacific Funds.

Fund: PF AIM Aggressive Growth Fund

The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF AIM Aggressive Growth Fund according to the following calculation:

(a)	0.55% on the first $50 million of the Combined Assets,
0.50% on the next $50 million of the Combined Assets, plus
0.45% on Combined Assets above $100 million; multiplied by

(b)	the ratio of the PF AIM Aggressive Growth Fund’s average daily net assets over the Combined Assets.

For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the Aggressive Growth Portfolio of Pacific Select Fund and the average daily net assets of the PF AIM Aggressive Growth Fund of Pacific Funds.

All Funds:    Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of April 8, 2003.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ GLENN S. SCHAFER	Attest:	/s/ LAURENE E. MACELWEE
Name:	Glenn S. Schafer	Name:	Laurene E. MacElwee
Title:	President	Title:	Assistant Vice President

By:	/s/ AUDREY L. MILFS	Attest:	/s/ LAURENE E. MACELWEE
Name:	Audrey L. Milfs	Name:	Laurene E. MacElwee
Title:	Vice President and Secretary	Title:	Assistant Vice President

A I M CAPITAL MANAGEMENT, INC.

By:	/s/ KEVIN M. CAROME	Attest:	/s/ LISA A. MOSS
Name:	Kevin M. Carome	Name:	Lisa A. Moss
Title:	General Counsel	Title:	Assistant Secretary

PACIFIC FUNDS

By:	/s/ GLENN S. SCHAFER	Attest:	/s/ AUDREY L. MILFS
Name:	Glenn S. Schafer	Name:	Audrey L. Milfs
Title:	President	Title:	Secretary